UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2008

HERITAGE COMMERCE CORP

(Exact name of registrant as specified in its charter)

California	000-23877	77-0469558
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
150 Almaden Boulevard, San Jose, California	95113
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (408) 947-6900
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On November 5, 2008, Heritage Commerce Corp, the parent company of wholly owned Heritage Bank of Commerce, announced that the Company has obtained preliminary approval of its application for the United States Treasury Department to invest approximately $40 million in the Company's preferred stock and common stock warrants. The investment is expected to occur during the fourth quarter of 2008.  The preferred stock will pay a 5% dividend for the first five years, after which the rate will increase to 9% if the preferred shares are not redeemed by the Company.

For bank regulatory purposes, both the consolidated Company and Heritage Bank of Commerce are “well-capitalized” as of September 30, 2008, the latest reporting date.  On a pro forma basis, if the issuance of the preferred stock had occurred on September 30, 2008, the Company’s consolidated leverage ratio would have increased to 10.72% from 8.27%, the Tier 1 risked-based capital ratio would have increased to 11.70% from 8.83%, and the total risk-based capital ratio would have increased to 12.95% from 10.08%.

The U.S. Treasury introduced the Capital Purchase Program on October 14, 2008, under which the Treasury will make up to $250 billion in equity capital available to qualifying financial institutions to help restore confidence and stability in the U.S. financial markets.  The Treasury's term sheet with additional detail about the Capital Purchase Program is available on the Treasury's website at http://www.ustreas.gov.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(D) Exhibits.

99.1	Press Release, dated November 5, 2008, entitled “Heritage Commerce Corp to Participate in U.S. Treasury's Capital Purchase Program”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 5, 2008

Heritage Commerce Corp

By: /s/ Lawrence D. McGovern
Name: Lawrence D. McGovern
Executive Vice President and Chief Financial Officer

By: /s/ Walter T. Kaczmarek
Name: Walter T. Kaczmarek
President and Chief Executive Officer

INDEX TO EXHIBITS

EXHIBIT NO.          DESCRIPTION

99.1	Press Release, dated November 5, 2008, entitled “Heritage Commerce Corp to Participate in U.S. Treasury's Capital Purchase Program”